ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
ART MUSIC & ENTERTAINMENT, INC.

FILED
01 JUL 30 PM 2:45
SECRETARY OF STATE
TALLAHASSEE, FLORIDA

Pursuant to the provisions of section 607.1006 Florida Statutes, this Florida profit corporation adopts the following articles of amendment to its articles of incorporation.

FIRST: Amendment adopted:

ARTICLE 1

The name of this corporation is GLOBAL ASSETS & SERVICES, INC.

SECOND: NONE

THIRD: The date of each amendment's adoption: July 24, 2001.

FOURTH: Adoption of Amendment(s) (**CHECK ONE**)

☐ The amendment(s) was/were approved by the shareholders. The number of votes cast for the amendment(s) was/were sufficient for approval.

☐ The amendment(s) was/were approved by the shareholders through voting groups. *The following statement must be separately provided for each voting group entitled to vote separately on the amendment(s):*

"The number of votes cast for the amendment(s) was/were sufficient for approval by ______________________."
voting group

☑ The amendment(s) was/were adopted by the board of directors without shareholder action and shareholder action was not required.

☐ The amendment(s) was/were adopted by the incorporators without shareholder action and shareholder action was not required.

Signed this 25th day of July, ~~19~~ 2001.

Signature Thomas McCrimmon
(By the Chairman or Vice Chairman of the Board of Directors, President or other officer if adopted by the shareholders)

OR

(By a director if adopted by the directors)

OR

(By an incorporator if adopted by the incorporators)

Thomas McCrimmon
Typed or printed name

Director
Title